UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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FISHER COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

FRONTFOUR MASTER FUND, LTD. FRONTFOUR CAPITAL GROUP, LLC EVENT DRIVEN PORTFOLIO DAVID LORBER STEPHEN LOUKAS MATTHEW GOLDFARB JOHN F. POWERS JOSEPH J. TROY
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FrontFour Master Fund, Ltd., together with the other participants named herein (collectively, “FrontFour “), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of four director nominees at the 2011 annual meeting of shareholders of Fisher Communications, Inc., a Washington corporation (the “Company”).

On January 27, 2011, FrontFour issued the following press release:

FrontFour Capital Discloses Nomination of Four Director Candidates for Election to Fisher Communications Board at 2011 Annual Meeting

Delivers Letter to the Board Highlighting Serious Concerns with the Company's Underperformance and the Steps its Nominees Would Take to Maximize Shareholder Value

STAMFORD, Conn., Jan. 27, 2011 -- FrontFour Master Fund, Ltd., an affiliate of FrontFour Capital Group LLC (collectively, "FrontFour"), today announced that it has nominated a slate of four highly qualified candidates for election to the Board of Directors of Fisher Communications, Inc. ("Fisher" or the "Company") (Nasdaq:FSCI - News) at the Company's 2011 Annual Meeting of Stockholders.  FrontFour detailed its intention in a written notice of nominations delivered to the Company earlier today.

FrontFour has nominated the following four highly qualified director nominees: John F. Powers, Chairman for the New York Tri-State Region of CB Richard Ellis, Inc., an indirect wholly-owned subsidiary of CB Richard Ellis Group, Inc., the world's largest commercial real estate services firm; Joseph J. Troy, Executive Vice President and Chief Financial Officer of Quality Distribution, Inc., a publicly traded operator of the largest dedicated bulk tank truck network in North America; Matthew Goldfarb, a Portfolio Manager at Fourth Street Holdings, L.L.C.; and Stephen Loukas, a Partner and Portfolio Manager at FrontFour.  The full bios of the director nominees are below.

FrontFour also announced it sent a letter to the Fisher Board today highlighting its serious concerns with the continued underperformance of the Company under the current Board and management team and its belief that a significant change to the composition of the Board is required now to maximize shareholder value. Specifically, the letter states that FrontFour's director nominees, if elected, would support and pursue a robust and impartial strategic review process aimed at selling the Company to the highest bidder.

The full text of the letter sent to the Fisher Board follows:

January 27, 2011

Fisher Communications, Inc.
140 Fourth Avenue North
Suite 500
Seattle, Washington 98109
Attn: Michael Wortsman, Chairman of the Board of Directors
cc: Board of Directors

Dear Mr. Wortsman,

As you know, FrontFour Capital Group LLC, together with its affiliates ("FrontFour"), is a long-standing shareholder of Fisher Communications, Inc. ("Fisher" or "the Company").  We have serious concerns with the continued underperformance of the Company under this Board and management team.  In short, we have lost all confidence in the ability of management to take the necessary steps to enhance value at Fisher and in the Board's ability to hold management accountable for its poor performance. We believe that a significant change to the composition of the Board is required to protect and grow shareholder investment in the Company.  To this end, FrontFour has nominated a slate of leading executives, who are independent of management and who have a strong track record of creating value in their respective professions.

For the reasons detailed below, we strongly believe that the best means available to maximize shareholder value is by conducting a strategic review process aimed at selling the Company to the highest bidder.  Our director nominees, if elected, are committed to such a process for pursuing a value-maximizing transaction that would provide a substantial premium to shareholders and a certain means for monetizing their investment.  We believe the vast majority of the Company's shareholders would support this course of action, as opposed to the uncertainty and inherent risks offered by the current Board's poorly conceived strategic direction.

The current Board has consistently let opportunities to maximize shareholder value slip by without proper consideration.  In the past three years alone, the Board has turned down two acquisition offers at significant premiums to market without, seemingly, having as much as formed an independent special committee to evaluate such proposals.  Most recently, on December 6, 2010, Huntingdon Real Estate Investment Trust ("Huntingdon")  offered to acquire Fisher in a transaction valued at an 18% premium over Fisher's closing stock price on that day, and a 10% premium over Fisher's closing price on December 31, 2010, the last day of trading prior to the proposal being made public by Huntingdon.  That you rebuffed this bona fide offer to acquire the Company at a premium to the unaffected stock price just four days after it was made causes us to question whether the Board fully and properly evaluated the proposed transaction and whether your interests as directors are aligned with the best interests of your shareholders.

We acknowledge that FrontFour is a shareholder of both Huntingdon and Fisher and that FrontFour representatives currently serve as members of Huntingdon's Board of Trustees and as President and CEO of Huntingdon.  Make no mistake, to be clear, our sole interest at Fisher is in pursuing a value-maximizing transaction for Fisher that benefits all shareholders, and we have taken the necessary steps to eliminate conflicts of interest that could arise as a result of Huntingdon's interest in acquiring Fisher.  Also, as you know, David Lorber is not participating in any Fisher Board deliberations and reports in connection with the Huntingdon offer, and has also recused himself from any deliberations at Huntingdon that involve Fisher.  If elected, Stephen Loukas would also recuse himself from any Fisher Board deliberations and reports relating to the Huntingdon offer.

It is unacceptable for the Board to reject acquisition proposals for the Company when shareholder value continues to deteriorate under this Board's watch.  Fisher has continuously underperformed despite its ownership of valuable television broadcast assets in Seattle and Portland (top 25 DMAs), leading radio stations, and Fisher Plaza, a 300,000 square foot mixed use building in Seattle. Over five years ago a new CEO was put in place with the promise of implementing an operational turnaround.  Today, Fisher's broadcast cash flow ("BCF") margins continue to trail the BCF margins of its competitors.  The current Board and management have been given more than sufficient time to improve the value and operations of Fisher.

We share the serious concerns of other shareholders regarding this Board's poor track record for allocating capital.  Several shareholders have attempted to limit the Board's ability to allocate their capital without shareholder approval.  By way of example, we question whether the Company overpaid for the acquisition of the Bakersfield assets.  In fact, we believe the market price for Fisher shares now discounts the potential for further dilutive acquisitions.  We are also deeply disappointed by the perceived conflicts of interest at the Board level and management's inability to articulate a strategic direction for the Company against the backdrop of a rapidly changing industry environment.

It is our belief that the shareholders' interests are best served by conducting a robust and impartial auction process for the sale of the Company, including retaining a financial advisor with a clear mandate to engage all strategic and financial buyers in a transaction that maximizes value.  Our director nominees, if elected, would seek to establish an independent committee to fairly evaluate all proposals and to rid the review process of any potential conflicts of interest.  We remind the Board of its fiduciary duties to shareholders, and urge the Board to give shareholders the opportunity to decide for themselves whether or not any third party proposal or offer at a reasonable premium to the current stock price is the best way to maximize stockholder value.  We reserve all rights to take any action we deem necessary to ensure the best interests of all shareholders are represented.

Sincerely,

David A. Lorber	Stephen E. Loukas
Managing Member	Managing Member

The bio for each director nominee follows:

John F. Powers has been the Chairman for the New York Tri-State Region of CB Richard Ellis, Inc., an indirect wholly-owned subsidiary of CB Richard Ellis Group, Inc., the world's largest commercial real estate services firm, since July 2003.  Prior to the merger of CB Richard Ellis Services, Inc. with Insignia Financial Group, Inc. ("Insignia/ESG") in July 2003, Mr. Powers spent 14 years with Insignia/ESG, rising to the rank of Vice Chairman. Starting in the late 1980's, he managed the Consulting Division of Insignia/ESG.  During his career, Mr. Powers has represented such household corporate names as AT&T, United Technologies, Hewlett Packard, First Union Bank, McGraw-Hill, Ziff-Davis, Skadden Arps, PNC Bank, Chase Manhattan Bank, Arthur Andersen, Barclay's Bank, AIG and Mellon Financial and many others for both advisory projects and real estate transactions, all between 100,000 and 1 million sq. ft.  Mr. Powers led the team that advised Boston Properties on their Times Square development sites, which resulted in Ernst & Young leasing an entire building, over 1 million sq. ft. for 20 years. Mr. Powers completed the leasing of Times Square Tower, a 1.2 million sq. ft. development, and is currently working with Boston Properties on the leasing of 599 Lexington, 399 Lexington Avenue, the GM Building and a new million-square-foot development at 250 West 55th Street. Mr. Powers earned a BA in mathematics, MA in economics, MBA in finance and Certificate in Graduate Studies (ABD) from the University of Geneva, Switzerland.  Mr. Powers is a frequent speaker on commercial real estate in New York, valued for his insight linking economic trends and conditions to their eventual impact on the office market.

Joseph J. Troy has been Executive Vice President and Chief Financial Officer of Quality Distribution, Inc., a publicly traded operator of the largest dedicated bulk tank truck network in North America, since August 2010.  Prior to joining Quality Distribution, Inc., Mr. Troy was the Chief Financial Officer of GuardianLion Wireless, LLC ("GuardianLion"), a privately held developer of unique personal locator devices, from August 2010 until January 2009.  Mr. Troy continues to serve as Chairman of GuardianLion.  From November 2000 until December 2008, and from March 1998 to February 2000, Mr. Troy held various senior leadership positions with Walter Industries, Inc. (predecessor to Walter Energy), including Executive Vice President, Chief Financial Officer, Senior Vice President - Financial Services, President of Walter Mortgage Company and Senior Vice President and Treasurer.  Prior to that, Mr. Troy held various banking positions with NationsBank and its predecessor institutions. Mr. Troy previously served on the board of directors of Cellu Tissue Holdings, Inc., a producer and seller of tissue papers in the United States, and currently serves on various charitable boards including the boards of A Kids Place of Tampa, Inc. and Kids Charity of Tampa Bay, Inc.

Matthew Goldfarb has served as Portfolio Manager of Fourth Street Holdings, L.L.C., a private investment firm, since June 2010.  From January 2009 until January 2010, Mr. Goldfarb managed leveraged loan trading businesses at Pali Capital, Inc., a boutique investment banking firm that offers financial advisory and brokerage services, and Tradition North America, Inc., a leading inter-dealer broker of money market instruments.  Previously, Mr. Goldfarb was a Director and Senior Investment Analyst of Blackstone Group/GSO Capital Partners from January 2007 until December 2008 and a Director and Senior Investment Analyst at Pirate Capital LLC, an event-driven hedge fund, from January 2005 until September 2006.  Prior to that, Mr. Goldfarb was with Icahn Associates Corp. ("Icahn") for approximately five years and prior to joining Icahn, was an associate with the law firm of Schulte Roth & Zabel LLP.  Mr. Goldfarb currently serves as lead independent director of Xinergy Ltd., a producer of thermal coal with operations in Central Appalachia, and previously served on the boards of directors of CKE Restaurants, Inc., a casual dining restaurant franchise, from May 2006 until July 2010, and James River Coal Company, a regional coal mining and processing business, from June 2006 until November 2006.

Stephen Loukas is a Partner and Portfolio Manager of FrontFour Capital Group.  Prior to joining FrontFour Capital Group, Mr. Loukas was a Director at Credit Suisse Securities, where he was a Portfolio Manager and Head of Investment Research within the Multi-Product Event Proprietary Trading Group from May 2006 until February 2009.  From January 2005 until March 2006, Mr. Loukas was a senior investment analyst at Pirate Capital, LLC, an event-driven hedge fund.  Prior to that, Mr. Loukas spent 5 years in the Corporate Finance & Distribution Group of Scotia Capital, where he focused on the structuring and syndication of leveraged loans and high yield debt across all industries for corporate and leverage-buyout borrowers.  Mr. Loukas started his career at Zolfo Cooper, a financial restructuring firm, where he assisted corporate clients in the development and implementation of operational and financial restructuring plans.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

FrontFour Master Fund, Ltd. (“FrontFour “), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2011 annual meeting of shareholders of Fisher Communications, Inc., a Washington corporation (the “Company”).

FRONTFOUR ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in this proxy solicitation are FrontFour, Event Driven Portfolio, FrontFour Capital Group, LLC (“FrontFour Capital Group”), David Lorber, Matthew Goldfarb, Stephen Loukas, John F. Powers and Joseph J. Troy.

As of the close of business on January 26, 2011, FrontFour beneficially owned 135,642 shares of Common Stock and Event Driven Portfolio beneficially owned 43,379 shares of Common Stock.  FrontFour Capital Group, as investment adviser and sub-adviser, respectively, of FrontFour and Event Driven Portfolio, may be deemed the beneficial owner of the 179,021 shares of Common Stock owned in the aggregate by FrontFour and Event Driven Portfolio.  David Lorber, as managing member of FrontFour Capital Group, may be deemed the beneficial owner of the 179,021 shares of Common Stock beneficially owned by FrontFour Capital Group in addition to the 1,884 shares of Common Stock owned by him directly.

As of the close of business on January 26, 2011, Mr. Goldfarb did not directly own any shares of Common Stock of the Company.

As of the close of business on January 26, 2011, Mr. Loukas did not directly own any shares of Common Stock of the Company.  Mr. Loukas, as a Partner and Portfolio Manager of FrontFour Capital Group, may be deemed to beneficially own the 179,021 shares of Common Stock of the Company beneficially owned by FrontFour Capital Group.

As of the close of business on January 26, 2011, Mr. Powers did not directly own any shares of Common Stock of the Company.

As of the close of business on January 26, 2011, Mr. Troy did not directly own any shares of Common Stock of the Company.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:
Jerry M. Meyer, 1-203-274-9054